Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Roku, Inc. (“Roku,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended — our Class A common stock, $0.0001 par value per share. The following description of our capital stock is a summary and does not purport to be complete. It is subject to, qualified in its entirety by, and should be read in conjunction with, Delaware law and our certificate of incorporation and bylaws, each of which is filed as an exhibit to our Annual Report on Form 10-K, of which this exhibit 4.3 is a part, and are incorporated by reference herein. We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the Delaware General Corporation Law for more information.

Authorized Capital Stock

Our authorized capital stock consists of 1,160,000,000 shares, all with a par value of $0.0001 per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	150,000,000 shares are designated as Class B common stock; and

•	10,000,000 shares are designated as preferred stock.

Class A and Class B Common Stock

Except with respect to voting, conversion and transfer rights as described below and as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters.

Dividend and Distribution Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of Class A common stock and Class B common stock will be entitled to receive, when, as and if declared by the board of directors, out of any assets of Roku legally available therefor, such dividends as may be declared from time to time by the board of directors. Any dividends paid to the holders of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of the applicable class of common stock treated adversely, voting separately as a class. We will not declare or pay any dividend or make any other distribution to the holders of Class A common stock or Class B common stock payable in securities of Roku unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of common stock; provided, however, that (i) dividends or other distributions payable in shares of Class A common stock or rights to acquire shares of Class A common stock may be declared and paid to the holders of Class A common stock without the same dividend or distribution being declared and paid to the holders of the Class B common stock if, and only if, a dividend payable in shares of Class B common stock, or rights to acquire shares of Class B common stock, as applicable, are declared and paid to the holders of Class B common stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B common stock or rights to acquire shares of Class B common stock may be declared and paid to the holders of Class B common stock without the same dividend or distribution being declared and paid to the holders of the Class A common stock if, and only if, a dividend payable in shares of Class A common stock, or rights to acquire shares of Class A common stock, as applicable, are declared and paid to the holders of Class A common stock at the same rate and with the same record date and payment date.

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class A common stock in order for us to, directly or indirectly, effect an asset transfer, acquisition or liquidation event (each as defined in our amended and restated certificate of incorporation) pursuant to which the Class A common stock would not receive equivalent consideration (as defined in our amended and restated certificate of incorporation) to the Class B common stock, and there will be a separate vote of our Class B common stock in order for us to, directly or indirectly, take action in the following circumstances:

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if we propose to amend, alter or repeal any provision of our amended and restated certificate of incorporation or our amended and restated bylaws that modifies the voting, conversion or other powers, preferences or other special rights or privileges or restrictions of the Class B common stock;

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if we reclassify any outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to more than one vote for each share thereof; or

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if we effect an asset transfer, acquisition or liquidation event (each as defined in our amended and restated certificate of incorporation) pursuant to which the Class B common stock would not receive equivalent consideration (as defined in our amended and restated certificate of incorporation) to the Class A common stock.

We may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes. All shares of Class B common stock will convert into Class A common stock on the earlier of (a) the first trading day on or after the date on which the outstanding shares of Class B common stock represent less than 10% of the then outstanding Class A common stock and Class B common stock or (b) the date specified by vote of the holders of 66 2/3% of the outstanding shares of Class B common stock, voting as a single class.

Stockholder Registration Rights

We are party to an investor rights agreement which provides that certain holders of our common stock and common stock issuable upon the exercise of outstanding warrants, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below. These shares are referred to as registrable securities. This investor rights agreement was entered into in February 2008 and has been amended and restated from time to time in connection with our preferred stock financings. The registration of shares of our Class A common stock pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire three years after the effective date of the registration statement or with respect to any particular stockholder, such time as that stockholder holds less than 1% of the number of shares of our Class A common stock then outstanding and that stockholder can sell all of its shares under Rule 144 of the Securities Act during any three-month period.

Demand Registration Rights

The holders of the registrable securities are entitled to certain demand registration rights. The holders of a majority of the registrable securities may, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover 20% of such shares then outstanding.

Piggyback Registration Rights

If we propose to register for offer and sale any of our securities under the Securities Act in a public offering, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or related to stock issued upon conversion of debt securities, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of the registrable securities are entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $500,000. We will not be required to effect more than two registrations on Form S-3 in any twelve month period.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that our board of directors will be classified into three classes of directors;

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provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In December 2018, the Delaware Chancery Court issued an opinion invalidating such provision which we have appealed to the Supreme Court of the State of Delaware.

Listing on The Nasdaq Global Select Market

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ROKU.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.